UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 23, 2016

PROVIDENT FINANCIAL SERVICES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-31566	42-1547151
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

239 Washington Street, Jersey City, New Jersey		07302
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code 732-590-9200

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d) Election of Director. On September 23, 2016, the Board of Directors (the “Board”) of Provident Financial Services, Inc. (the “Company”) increased the size of the Board from nine to ten members and elected Robert Adamo to the Board. Mr. Adamo has also been elected to the Board of Directors of The Provident Bank, the Company’s wholly owned subsidiary. The Company issued a news release on September 26, 2016 to announce the election of Mr. Adamo to the Board. The full text of the news release is attached as an Exhibit to this Current Report on Form 8-K.

Mr. Adamo was elected to the class of directors whose terms expire at the Company’s annual meeting of stockholders in 2017, and he was appointed to serve as a member of the Audit Committee. The Board affirmatively determined that Mr. Adamo is an independent director pursuant to the Company’s Independence Standards and New York Stock Exchange corporate governance listing standards and that he qualifies as an Audit Committee financial expert.

There is no arrangement or understanding between Mr. Adamo and any other person pursuant to which Mr. Adamo was elected as a director. There is no current or currently proposed transaction as to which the Company or any of its subsidiaries was or is to be a participant and which Mr. Adamo has or will have a direct or indirect material interest, and which would be reportable pursuant to Item 404(a) of Regulation S-K.

For his service on the Board, Mr. Adamo will receive the standard compensatory arrangements provided to other non-employee directors of the Company and its subsidiaries, including awards under the Company’s Amended and Restated Long-Term Equity Plan as described in the Company’s Proxy Statement dated March 18, 2016.

Item 9.01.    Financial Statements and Exhibits

(a)	Financial Statements of Business Acquired. Not applicable.

(b)	Pro Forma Financial Information. Not applicable.

(c)	Shell Company Transactions. Not applicable.

(d)	Exhibits.

Exhibit No.        Description

99.1        News release dated September 26, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PROVIDENT FINANCIAL SERVICES, INC.

DATE: September 27, 2016	By:/s/ John Kuntz
John Kuntz
Executive Vice President, General Counsel & Corporate Secretary

EXHIBIT INDEX

Exhibit        Description

99.1	News release dated September 26, 2016.